Exhibit 1.3

AMENDMENT NO. 2 TO THE AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 2 TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment No. 2”), dated as of January 29, 2025, by and among Docter Inc., a Delaware corporation (the “Company”), Aimfinity Investment Corp. I, a Cayman Islands exempted company (“Parent”), Aimfinity Investment Merger Sub I, a Cayman Islands exempted company and wholly-owned subsidiary of Parent (“Purchaser”), and Aimfinity Investment Merger Sub II, Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser (“Merger Sub”). Capitalized terms not otherwise defined in this Amendment No. 2 shall have the meaning given to them in the October 2023 Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Parent, Purchaser, Merger Sub, and the Company are parties (the “Parties”) to a certain Agreement and Plan of Merger dated as of October 13, 2023 (the “October 2023 Merger Agreement”); and

WHEREAS, the Parties entered into a certain amendment No. 1 to the October 2023 Merger Agreement on June 5, 2024 (the “Amendment No. 1”, together with the October 2023 Merger Agreement, the “Merger Agreement”); and

WHEREAS, in accordance with the terms of Section 14.2 of the Merger Agreement, the Parties desire to amend the Merger Agreement further as set forth herein to modify the terms and conditions of the Earnout Payment.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1. Amendment to the Merger Agreement.

(a) The definitions of “PubCo 2024 Audited Financials” and “PubCo 2025 Audited Financials” under Section 1.1 of the Merger Agreement be deleted in its entirety.

(b) Under Section 1.1 of the Merger Agreement, the following definitions be inserted after the definition of “PubCo” and before the definition of “Purchaser Cure Period”:

“ ‘PubCo 2025 Audited Financials’ shall have the meaning set forth in Section 4.4(a)(i).

   ‘PubCo 2026 Audited Financials’ shall have the meaning set forth in Section 4.4(a)(ii).”

(c) Section 4.4(a) of the Merger Agreement shall be deleted in its entirety and replaced as follows:

“(a) After the Closing, PubCo shall issue and each Pre-Closing Company Stockholder shall have the right to receive its pro rata portion of up to 2,500,000 additional Purchaser Ordinary Shares (collectively, the “Earnout Shares”) as follows:

(i) the applicable pro rata portion of 1,000,000 Earnout Shares (collectively, the “Tranche 1 Earnout Shares”) will be issued and delivered by PubCo to each Pre-Closing Company Stockholder within five (5) Business Days following the date of filing of an annual report on Form 20-F or 10-K whichever is applicable by PubCo with the SEC containing an audited report issued by the independent auditor of PubCo for the PubCo’s audited consolidated annual financial statements for the fiscal year ending December 31, 2025 prepared in accordance with U.S. GAAP (the “PubCo 2025 Audited Financials”), if and only if, such PubCo 2025 Audited Financial reflects completed sales of at least 30,000 Devices during fiscal year 2025; and

(ii) the applicable pro rata portion of 1,500,000 Earnout Shares (collectively, the “Tranche 2 Earnout Shares”) will be issued and delivered by PubCo to each Pre-Closing Company Stockholder within five (5) Business Days following the date of filing of an report on Form 20-F or 10-K whichever is applicable with the SEC containing an audited report issued by the independent auditor of PubCo for the PubCo’s audited consolidated annual financial statements for the fiscal year ending December 31, 2026 prepared in accordance with U.S. GAAP (the “PubCo 2026 Audited Financials”), if and only if, such PubCo’s 2026 Audited Financials reflect completed sales of at least 40,000 Devices during fiscal year 2025.

Section 2. Effectiveness of Amendment. Upon the execution and delivery hereof, the Merger Agreement shall thereupon be deemed to be amended as set forth herein and with the same effect as if the Amendment No. 2 made hereby was originally set forth in the Merger Agreement, and this Amendment No. 2 and the Merger Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendment shall not operate so as to render invalid or improper any action heretofore taken under the Merger Agreement. Upon the effectiveness of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment No. 2.

Section 3. General Provisions.

(a) Miscellaneous. This Amendment No. 2 may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Amendment No. 2 may be executed and delivered by facsimile or PDF transmission. The terms, agreements and provisions of Article XIV of the Merger Agreement shall apply to this Amendment No. 2, as applicable.

(b) Merger Agreement in Effect. Except as specifically and explicitly provided for in this Amendment No. 2, the Merger Agreement shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the day and year first above written.

AIMFINITY INVESTMENT CORP. I

By:	/s/ I-Fa Chang
Name:	I-Fa Chang
Title:	Chief Executive Officer and Chairman

AIMFINITY INVESTMENT MERGER SUB I

By:	/s/ I-Fa Chang
Name:	I-Fa Chang
Title:	Director

AIMFINITY INVESTMENT MERGER SUB II, INC.

By:	/s/ I-Fa Chang
Name:	I-Fa Chang
Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

DOCTER INC.

By:	/s/ Hsin-Ming Huang
	Name:	Hsin-Ming Huang
	Title:	Chief Executive Officer

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